Exhibit 3.95
CERTIFICATE OF FORMATION
OF
FULLERTON CALIFORNIA, L.L.C.
1.	The name of the limited liability company is Fullerton California, L.L.C.

2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Fullerton California, L.L.C. this 14th day of November, 2001.

/s/ Samuel H. Kovitz
Samuel H. Kovitz, Authorized Person